UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934


                         FACTSET RESEARCH SYSTEMS INC.
                         -----------------------------
                                (Name of Issuer)


                                  COMMON STOCK
                                  ------------
                        (Title of Class and Securities)


                                   303075105
                                   ---------
                                 (CUSIP Number)


                               September 7, 2005
                               -----------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]     Rule 13d-1(b)

         [X]     Rule 13d-1(c)

         [ ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 303075105               SCHEDULE 13G                      Page 2 of 8
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1)         NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
            ESTATE OF HOWARD E. WILLE

--------------------------------------------------------------------------------
(2)         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions):
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
(3)         SEC USE ONLY


--------------------------------------------------------------------------------
(4)         CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

--------------------------------------------------------------------------------
              NUMBER OF                     (5)      SOLE VOTING POWER
                SHARES                               0
             BENEFICIALLY                   ------------------------------------
               OWNED BY                     (6)      SHARED VOTING POWER
                 EACH                                5,400,555*
              REPORTING                     ------------------------------------
                PERSON                      (7)      SOLE DISPOSITIVE POWER
                 WITH                                 0
                                            ------------------------------------
                                            (8)      SHARED DISPOSITIVE POWER
                                                     5,400,555*
--------------------------------------------------------------------------------
(9)        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           5,400,555*

--------------------------------------------------------------------------------
(10)       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           (See Instructions)                                               [ ]

--------------------------------------------------------------------------------
(11)       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           11.2%

--------------------------------------------------------------------------------
(12)       TYPE OF REPORTING PERSON (See Instructions) OO

--------------------------------------------------------------------------------

* On September 27, 2005, the Estate of Howard E. Wille sold 1,800,000 shares of Factset common stock through a Rule 144 transaction. Following this sale, the Estate of Howard E. Wille and its co-executors, Nancy E. Blair and Brian C. Wille, are deemed the beneficial owners of 3,600,555 shares, constituting
7.5% of the outstanding shares of Factset common stock.

--------------------------------------------------------------------------------
CUSIP No. 303075105               SCHEDULE 13G                      Page 3 of 8
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1)         NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
            BRIAN C. WILLE

--------------------------------------------------------------------------------
(2)         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions):
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
(3)         SEC USE ONLY


--------------------------------------------------------------------------------
(4)         CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

--------------------------------------------------------------------------------
              NUMBER OF                     (5)      SOLE VOTING POWER
                SHARES                               0
             BENEFICIALLY                   ------------------------------------
               OWNED BY                     (6)      SHARED VOTING POWER
                 EACH                                5,400,555*
              REPORTING                     ------------------------------------
                PERSON                      (7)      SOLE DISPOSITIVE POWER
                 WITH                                 0
                                            ------------------------------------
                                            (8)      SHARED DISPOSITIVE POWER
                                                     5,400,555*
--------------------------------------------------------------------------------
(9)        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           5,400,555*

--------------------------------------------------------------------------------
(10)       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           (See Instructions)                                               [ ]

--------------------------------------------------------------------------------
(11)       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           11.2%

--------------------------------------------------------------------------------
(12)       TYPE OF REPORTING PERSON (See Instructions)
           IN

--------------------------------------------------------------------------------
* On September 27, 2005, the Estate of Howard E. Wille sold 1,800,000 shares of Factset common stock through a Rule 144 transaction. Following this sale, the Estate of Howard E. Wille and its co-executors, Nancy E. Blair and Brian C. Wille, are deemed the beneficial owners of 3,600,555 shares, constituting
7.5% of the outstanding shares of Factset common stock.

--------------------------------------------------------------------------------
CUSIP No. 303075105               SCHEDULE 13G                      Page 4 of 8
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1)         NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
            NANCY E. BLAIR

--------------------------------------------------------------------------------
(2)         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions):
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
(3)         SEC USE ONLY


--------------------------------------------------------------------------------
(4)         CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

--------------------------------------------------------------------------------
              NUMBER OF                     (5)      SOLE VOTING POWER
                SHARES                               0
             BENEFICIALLY                   ------------------------------------
               OWNED BY                     (6)      SHARED VOTING POWER
                 EACH                                5,400,555*
              REPORTING                     ------------------------------------
                PERSON                      (7)      SOLE DISPOSITIVE POWER
                 WITH                                 0
                                            ------------------------------------
                                            (8)      SHARED DISPOSITIVE POWER
                                                     5,400,555*
--------------------------------------------------------------------------------
(9)        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           5,400,555*

--------------------------------------------------------------------------------
(10)       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           (See Instructions)                                               [ ]

--------------------------------------------------------------------------------
(11)       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           11.2%

--------------------------------------------------------------------------------
(12)       TYPE OF REPORTING PERSON (See Instructions)
           IN

--------------------------------------------------------------------------------
* On September 27, 2005, the Estate of Howard E. Wille sold 1,800,000 shares of Factset common stock through a Rule 144 transaction. Following this sale, the Estate of Howard E. Wille and its co-executors, Nancy E. Blair and Brian C. Wille, were deemed the beneficial owners of 3,600,555 shares, constituting
7.5% of the outstanding shares of Factset common stock.

Item 1(a).      Name of Issuer:

                Factset Research Systems Inc.

Item 1(b).      Address of Issuer's Principal Executive Offices:

                601 Merritt 7
                Norwalk, CT  06851

Item 2(a).      Name of Persons Filing:

                Nancy E. Blair
                Brian C. Wille

Item 2(b).      Address of Principal Business Office or, if None, Residence:

                Estate of Howard E. Wille
                C/o Nancy E. Blair, Esq.
                Blair & Potts
                P.O. Box 1214
                Stanford, CT 06904-1214

                Nancy E. Blair, Esq.
                Blair & Potts
                P.O. Box 1214
                Stamford, CT  06904-1214

                Brian C. Wille, Esq.
                1088 Park Ave.
                New York, NY 10128


Item 2(c).      Citizenship:

                United States

Item 2(d).      Title of Class of Securities:

                Common Stock

Item 2(e).      CUSIP Number:

                303075105

Item 3. If This Statement is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b), Check Whether the Person Filing is a:

(a)    [  ]  Broker or dealer registered under section 15 of the Act
             (15 U.S.C. 78o).

(b)    [  ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)    [  ]  Insurance company as defined in section 3(a)(19) of the Act
             (15 U.S.C. 78c).

(d)    [  ]  Investment company registered under section 8 of the Investment
             Company Act of 1940 (15 U.S.C. 80a-8).

(e)    [  ]  An investment adviser in accordance with Section 240.13d-1(b)(1)
             (ii)(E);

(f)    [  ]  An employee benefit plan or endowment fund in accordance with
             Section 240.13d-1(b)(1)(ii)(F);

(g)    [  ]  A parent holding company or control person in accordance with
             Section 240.13d-1(b)(1)(ii)(G);

(h)    [  ]  A savings associations as defined in Section 3(b) of the Federal
             Deposit Insurance Act (12 U.S.C. 1813);

(i)    [ ]   A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)    [  ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J);

Item 4.   Ownership.

    (a)  Amount Beneficially Owned: 3,600,555*

    (b)  Percent of Class: 7.5%

    (c)  Number of shares as to which such person has:

        (i)  Sole power to vote or to direct the vote:           0

        (ii) Shared power to vote or to direct the vote:         5,400,555*

       (iii) Sole power to dispose or to direct the disposition of:   0

        (iv) Shared power to dispose or to direct the disposition of: 5,400,555*

* On September 27, 2005, the Estate of Howard E. Wille sold 1,800,000 shares of Factset common stock through a Rule 144 transaction. Following this sale, the Estate of Howard E. Wille and its co-executors, Nancy E. Blair and Brian C. Wille, are deemed the beneficial owners of 3,600,555 shares, constituting
7.5% of the outstanding shares of Factset common stock.

Item 5.       Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].
              N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person. Nancy E. Blair and Brian C. Wille are co-executors of the estate of Howard E. Wille. The estate holds 2,100,555 shares of Factset common stock. The estate is the non-managing member of Wille Family Investments LLC, which owns 1,500,000 shares of Factset common stock. Brian C. Wille is the manager of Wille Family Investments LLC.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Controlling Person.
              N/A

Item 8. Identification and Classification of Members of the Group. Estate of Howard E. Wille, OO
              Nancy E. Blair, IN
              Brian C. Wille, IN

Item 9.       Notice of Dissolution of Group
              N/A

Item 10.      Certification

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   September  29, 2005
                                                   ---------------------------
                                                   Date


                                                   /s/ Nancy E. Blair
                                                   ---------------------------
                                                   Signature


                                                   Estate of Howard E. Wille by
                                                   Nancy E. Blair, Co-Executor
                                                   ---------------------------
                                                   Name/Title


                                                   September  29, 2005
                                                   ---------------------------
                                                   Date



                                                   /s/ Nancy E. Blair
                                                   ---------------------------
                                                   Signature


                                                   Nancy E. Blair, Co-Executor
                                                   ---------------------------
                                                   Name/Title


                                                   September  29, 2005
                                                   ---------------------------
                                                   Date


                                                   /s/ Brian C. Wille
                                                   ---------------------------
                                                   Signature


                                                   Brian C. Wille, Co-Executor
                                                   ---------------------------
                                                   Name/Title

                             JOINT FILING AGREEMENT



The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.


                                                    ESTATE OF HOWARD E. WILLE


Dated:  September  29, 2005                         /s/ Nancy E. Blair
                                                    ---------------------------
                                                    Title:   Co-Executor
                                                    Name:    Nancy E. Blair



                                                    NANCY E. BLAIR, EXECUTOR


Dated:  September  29, 2005                         /s/ Nancy E. Blair
                                                    ---------------------------
                                                    Title:   Co-Executor
                                                    Name:    Nancy E. Blair




                                                    BRIAN C. WILLE, EXECUTOR


Dated:  September 29, 2005                          /s/ Brian C. Wille
                                                    ---------------------------
                                                    Title:  Co-Executor
                                                    Name:   Brian C. Wille